EXHIBIT 11

STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

	Six Months Ended June 30, 2006		Six Months Ended June 30, 2005
	Shares	Earnings Per Share	Shares	Earnings Per Share
	(in Thousands)		(in Thousands)
Basic Weighted Average Shares Outstanding	15,512	$0.72	11,862	$0.61

Diluted
Average Shares Outstanding	15,512		11,862
Common Stock Equivalents	339		319

	15,851	$0.71	12,181	$0.61

	Three Months Ended June 30, 2006		Three Months Ended June 30, 2005
	Shares	Earnings Per Share	Shares	Earnings Per Share
	(in Thousands)		(in Thousands)
Basic Weighted Average Shares Outstanding	16,578	$0.36	12,048	$0.32

Diluted
Average Shares Outstanding	16,578		12,048
Common Stock Equivalents	332		326

	16,910	$0.36	12,374	$0.32